                                                         EXHIBIT 20.3

                             CHATWINS GROUP, INC.
                         300 Weyman Plaza, Suite 340
                             Pittsburgh, PA 15236


VIA FACSIMILE & FEDERAL EXPRESS
-------------------------------


                                                           June 8, 1999

State Street Bank and Trust Company
Corporate Trust Department
Two International Place, 4th Floor
Boston, MA 02110

Attention:  Ms. Jacqueline Bonhomme, Account Administrator

Re: Chatwins Group, Inc. Indenture, 13% Senior Notes Due 2003 - Notice of Event Of Default
            -----------------------------------------------------------

Ladies and Gentlemen:

     In accordance with Section 4.04(c) of the Indenture, dated as of May 1, 1993, between Chatwins Group, Inc. (the "Company") and State Street Bank and Trust Company, as successor Trustee to The First National Bank of Boston (the "Trustee"), as amended (the "Indenture"), the below indicated Officer hereby certifies that, to the best of his knowledge and belief (capitalized terms used herein but not defined having the respective meanings ascribed to them in the Indenture):

     a) In accordance with Section 3.09 of the Indenture, the Company delivered a Notice of Purchase Offer, dated May 12, 1999, to Securityholders pursuant to which the Company made an offer to purchase (the "Purchase Offer") on June 1, 1999 (the "Purchase Date") 50% of the originally issued principal amount of the 13% Senior Notes due 2003 of the Company (the "Securities").

     b) As of the Purchase Date, $24,121,000 principal amount of Securities had accepted the Purchase Offer (the "Tendered Securities").

     c) On June 2, 1999, the Company delivered a Notice of Request to Withdraw Tendered Securities (the "Withdrawal Request Offer") to the holders of Tendered Securities ("Tendering Securityholders") pursuant to which the Company:

            (1) offered to pay a fee (the "Withdrawal Fee") equal to two percent (2%) of the principal amount of the Tendered Securities in respect of which Tendering Securityholders agree to withdraw their election to tender (a Withdrawal); and

            (2) informed the Tendering Securityholders that Contrarian Capital Management, LLC as agent for certain entities (collectively, "Contrarian") had agreed with the Company that it would purchase, for the same price payable by the Company under the Purchase Offer, Tendered Securities from all Tendering Securityholders who did not wish to elect a Withdrawal.

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Contrarian's agreement with the Company provides that it elects a Withdrawal of all Tendered Securities it acquires, if any, in consideration of which it will receive the Withdrawal Fee in respect of the Tendered Securities so acquired and withdrawn.

     d)     As of the date hereof:

            (1) $7,100,000 principal amount of Tendered Securities have withdrawn their election to tender and will receive the Withdrawal Fee; and

            (2) Contrarian has purchased or agreed to purchase $16,186,000 principal amount of Tendered Securities, subject to, in some cases, completion of definitive documentation (as noted above, Contrarian has already agreed to withdraw the election to tender such Securities and will receive the Withdrawal Fee in respect thereof); and

            (3) $835,000 principal amount of Tendered Securities remain outstanding under the Purchase Offer (the "Outstanding Tendered Securities").

     e) Pursuant to Section 3.09 of the Indenture, the Company was obligated to deposit with the Trustee or the Paying Agent money in immediately available funds equal to the 100% of the aggregate outstanding principal amount, plus accrued and unpaid interest, if any (the "Purchase Price"), of the Outstanding Tendered Securities by 12:30 p.m. Eastern Daylight Time on June 7, 1999. The Company did not do so.

     f) Under Section 6.06(6) of the Indenture, the Company's failure to timely fulfill its obligations under Section 3.09 as described in paragraph (e) above constitutes a failure to pay principal which in turn constitutes an Event of Default under Section 6.01(2) of the Indenture.

     g) The Company has today instructed the Trustee to notify all Tendering Securityholders that (i) pursuant to its authority under Section 3.09 of the Indenture the Company has extended indefinitely the time by which Tendering Securityholders may withdraw their election to tender Securities pursuant to the Purchase Offer and receive the Withdrawal Fee in respect thereof and (ii) Contrarian continues to stand ready to purchase Outstanding Tendered Securities for the same price payable by the Company under the Purchase Offer. The Company reserves the right to terminate this extension of the Withdrawal Request Offer at any time for any reason and without prior notice.

     h) The Company is simultaneously attempting to secure the funds needed to purchase the Outstanding Tendered Securities and to pay the Withdrawal Fees to all Tendering Securityholders electing a Withdrawal. The Company is attempting to borrow these funds as Permitted Indebtedness under the Indenture within the next several days. At such time as the necessary funds have been borrowed, the Company will immediately and without further notice to Tendering Securityholders, use the proceeds to purchase the then balance of Outstanding Tendered Securities and pay all the Withdrawal Fees, whereupon, the Event of Default described in paragraphs (e) and (f) above will be cured and will cease to be a continuing Event of Default. Although no assurance can be given that the Company will be able to borrow the necessary funds, because the amount of the Outstanding Tendered Securities is modest the Company believes it will be able to secure the financing required.


This notice contains certain forward looking statements made pursuant to the
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U.S. Private Securities Litigation Reform Act of 1995.  In particular, statements with regard to the Company's intentions with respect to consummation of the Purchase Offer, an Event of Default under the Indenture and the Asset Sale are forward looking in nature. By their nature forward looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward looking statements. Information and factors that could cause actual results to differ materially in addition to those discussed in this notice are included in the Company's
Form 10-K for the year ended December 31, 1998 which is on file with the U.S. Securities and Exchange Commission. The forward looking statements included in this notice represent the Company's best judgment as of the date hereof based in part on preliminary information and discussions with third parties and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward looking statements.

                                          Sincerely,


                                          /s/ Russell S. Carolus
                                          --------------------------------
                                              Russell S. Carolus
                                              Vice President and Secretary
                                              (412)885-5506


cc:    Shipman & Goodwin
       One American Row
       Hartford, CT 06103-2819
       Attention: Daniel P. Brown, Jr., Esq.